Exhibit 99.2
Keurig Dr Pepper Announces Appointment of New Director to its Board

BURLINGTON, MA and FRISCO, TX (April 28, 2021) – Keurig Dr Pepper Inc. (NASDAQ: KDP) announced today that Lubomira Rochet has been elected as a director to the KDP board, effective April 26, 2021.

Rochet is joining JAB Holding Company as a Partner, effective June 1, 2021. She spent the last seven years at L’Oréal as Chief Digital Officer and a member of the Executive Committee, where she successfully led their marketing and commercial transformation to a digital-first company. Prior to L’Oreal, Rochet served as deputy CEO at Valtech from 2010 to 2014 and, prior to Valtech, Rochet served as Head of Innovation and Start-ups in France at Microsoft from 2008 to 2010. Earlier in her career, Rochet served as Vice President of Strategy and Development at Sogeti, a branch of the Capgemini Group.

Rochet graduated from École Normale Supérieure and Sciences Po in France and the College of Europe in Belgium. She also serves as an Independent Director on the Societe Générale Board of Directors and was recognized as the 2019 Global Marketer of the Year by the World Federation of Advertisers.

Commenting on the announcement, KDP Chairman and CEO Bob Gamgort stated, “We are pleased to welcome Lubomira to the KDP board. She is a highly accomplished consumer marketer and business leader, with leading edge expertise in digital marketing and direct to consumer selling. Lubomira brings a unique skill set and perspective that is an ideal complement to our evolution as a modern beverage company.”

KDP Contacts

Tyson Seely (Investors)
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander (Investors)
T: 972-673-6769 / steve.alexander@kdrp.com

Katie Gilroy (Media)
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.